UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                                Versatility Inc.
                                ----------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                   925311-10-2
                                   -----------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP NO.  925311-10-2                13G             PAGE   2   OF   11   PAGES



------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Edison Venture Fund III, L. P.              22-3278427

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]
-------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

------- ------------------------------------------------------------------------
------------------------- ----- ------------------------------------------------

                           5    SOLE VOTING POWER

       NUMBER OF



                                                       0
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                                       566,892
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                                        0
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                                       566,892
------------------------- ----- ------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                       566,892
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                       7.9%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                                                 PN

------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP NO.  925311-10-2                13G             PAGE   3   OF   11   PAGES


------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Edison Partners III, L.P.               22-3278431

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]
-------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

------- ------------------------------------------------------------------------
------------------------- ----- ------------------------------------------------

                           5    SOLE VOTING POWER

       NUMBER OF



                                                       0
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                                       566,892
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                                        0
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                                       566,892
------------------------- ----- ------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                       566,892

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                       7.9%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                                                 PN

------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP NO.  925311-10-2                13G             PAGE   4   OF   11   PAGES


------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        John H. Martinson          ###-##-####

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]
-------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA

------- ------------------------------------------------------------------------
------------------------- ----- ------------------------------------------------

                           5    SOLE VOTING POWER

       NUMBER OF



                                                       0
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                                       566,892
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                                        0
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                                       566,892
------------------------- ----- ------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                       566,892

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                       7.9%
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                                                 IN

------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP NO.  925311-10-2                13G             PAGE   5   OF   11   PAGES


------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Richard J. Defieux          ###-##-####

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]
-------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA

------- ------------------------------------------------------------------------
------------------------- ----- ------------------------------------------------

                           5    SOLE VOTING POWER

       NUMBER OF



                                                       0
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                                       566,892
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                                        0
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                                       566,892
------------------------- ----- ------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                       566,892
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                       7.9%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                                                 IN

------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP NO.  925311-10-2                13G             PAGE   6   OF   11   PAGES


------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Gustav H. Koven, III         ###-##-####

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]
-------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA

------- ------------------------------------------------------------------------
------------------------- ----- ------------------------------------------------

                           5    SOLE VOTING POWER

       NUMBER OF



                                                       0
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                                       566,892
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                                        0
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                                       566,892
------------------------- ----- ------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                       566,892
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                       7.9%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                                                 IN

------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP NO.  925311-10-2                13G             PAGE   7   OF   11   PAGES


------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas A. Smith   ###-##-####

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]
-------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA

------- ------------------------------------------------------------------------
------------------------- ----- ------------------------------------------------

                           5    SOLE VOTING POWER

       NUMBER OF



                                                       0
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                                       566,892
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                                        0
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                                       566,892
------------------------- ----- ------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                       566,892
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                       7.9%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                                                 IN

------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP NO.  925311-10-2                13G             PAGE   8   OF   11   PAGES


Item 1(a).        Name of Issuer: Versatility Inc. (the "Issuer").

Item 1(b). Address of Issuer's Principal Executive Offices: 11781 Lee Jackson Memorial Highway, Seventh Floor, Fairfax, Virginia 22033

Item 2(a).        Names  of  Persons  Filing:  Edison  Venture  Fund  III,  L.P.
                  ("Edison Venture Fund III"); Edison Partners III, L.P.("Edison Partners III"); John H. Martinson, Richard J. Defieux, Gustav
                  H. Koven, III and Thomas A. Smith (collectively, the "General Partners"). The General Partners, Edison Venture Fund III and Edison Partners III collectively are referred to as the "Reporting Persons."

Item 2(b). Address of Principal Business Office: The principal business address of the Reporting Persons is 997 Lenox Drive #3, Lawrenceville, NJ 08648.

Item 2(c). Citizenship: Edison Venture Fund III and Edison Partners III are limited partnerships organized under the laws of the State of Delaware. Each General Partner is a US citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.01 par value (the "Common Stock").

Item 2(e).        CUSIP Number:  925311-10-2

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                     (a)    [  ]    Broker or Dealer registered under Section 15
                                    of the Securities  Exchange Act of 1934 (the
                                    "Act").

                     (b)    [  ]    Bank as defined  in  Section  3(a)(6) of the
                                    Act.

                     (c)    [  ]    Insurance  Company  as  defined  in  Section
                                    3(a)(19) of the Act.

                     (d)    [  ]    Investment  Company registered under Section
                                    8 of the Investment Company Act of 1940.

                     (e)    [  ]    Investment  Adviser registered under Section
                                    203 of the Investment Advisers Act of 1940.

                     (f)    [  ]    Employee Benefit Plan, Pension Fund which is
                                    subject to the  provisions  of the  Employee
                                    Retirement  Income  Security  Act of 1974 or
                                    Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                     (g)    [  ]    Parent Holding  Company,  in accordance with
                                    Rule 13d-1(b)(ii)(G) of the Act.

                     (h)    [  ]    Group,     in    accordance     with    Rule
                                    13d-1(b)(1)(ii)(H) of the Act.

                           Not Applicable.

Item 4.           Ownership:

                  (a) Amount Beneficially Owned: Each of Edison Venture Fund III, Edison Partners III, John H. Martinson, Richard J. Defieux, Gustav H. Koven, III and Thomas
                           A. Smith may be deemed to own beneficially 566,892 shares of Common Stock as of December 31, 1996.



CUSIP NO.  925311-10-2                13G             PAGE   9   OF   11   PAGES



                           Edison Venture Fund III, of which Edison Partners III is the sole general partner, is the record owner of 566,892 shares of Common Stock as of December 31, 1996. The General Partners are the general partners of Edison Partners III.

                  (b)      Percent  of Class:  Edison  Venture  Fund III,  7.9%;
                           Edison Partners III, 7.9%; John H. Martinson, 7.9%; Richard J. Defieux, 7.9%; Gustav H. Koven, III, 7.9%; and Thomas A. Smith, 7.9%. The foregoing percentages are calculated based on the 7,201,883 shares of Common Stock reported to be outstanding in the Issuer's Prospectus dated December 12, 1996.

                  (c)      Number of Shares as to Which Such Person Has:

                           (i) Sole power to vote or to direct the vote: Edison Venture Fund III, 0; Edison Partners III, 0; John H. Martinson, 0; Richard J. Defieux, 0; Gustav H. Koven, III, 0; and Thomas A. Smith, 0.

                           (ii)  Shared  power to vote or to  direct  the  vote:
                           Edison Venture Fund III, 566,892; Edison Partners III, 566,892; John H. Martinson, 566,892; Richard J. Defieux, 566,892; Gustav H. Koven, III, 566,892; and Thomas A. Smith, 566,892.

                           (iii) Sole power to dispose or to direct the disposition of: Edison Venture Fund III, 0; Edison Partners III, 0; John H. Martinson, 0; Richard J. Defieux, 0; Gustav H. Koven, III, 0; and Thomas A. Smith, 0.

                           (iv) Shared power to dispose or to direct the disposition of: Edison Venture Fund III, 566,892; Edison Partners III, 566,892; John H. Martinson, 566,892; Richard J. Defieux, 566,892; Gustav H. Koven, III, 566,892; and Thomas A. Smith, 566,892.


Item 5.           Ownership of Five Percent or Less of a Class:

Item 6.           Ownership  of More than  Five  Percent  on  Behalf of  Another
                  Person:

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group:

                  Not Applicable.

Item 9.           Notice of Dissolution of Group:

                  Not Applicable.

Item 10.          Certification:

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).



CUSIP NO.  925311-10-2                13G             PAGE   10  OF   11   PAGES


                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:   February 12, 1997                  EDISON VENTURE FUND III, L.P.

                                            By:      Edison Partners III, L.P.,
                                                     its General Partner



                                                     By:  /s/ Thomas A. Smith
                                                          ----------------------
                                                            General Partner


                                            EDISON PARTNERS III, L.P.



                                            By:  /s/ Thomas A. Smith
                                                 --------------------------
                                                     General Partner


                                            /s/ John H. Martinson
                                            -----------------------------
                                            John H. Martinson


                                            /s/ Richard J. Defieux
                                            -----------------------------
                                            Richard J. Defieux


                                            /s/ Gustav H. Koven, III
                                            -----------------------------
                                            Gustav H. Koven, III


                                            /s/ Thomas A. Smith
                                            -----------------------------
                                            Thomas A. Smith





CUSIP NO.  925311-10-2                13G             PAGE   11  OF   11   PAGES


                                                                       Exhibit 1


                                    AGREEMENT

         Pursuant to Rule 13d-1-(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Versatility Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:   February 12, 1997                  EDISON VENTURE FUND III, L.P.

                                            By:      Edison Partners III, L.P.,
                                                     its General Partner



                                                     By:  /s/ Thomas A. Smith
                                                          ----------------------
                                                            General Partner


                                            EDISON PARTNERS III, L.P.



                                            By:  /s/ Thomas A. Smith
                                                 -------------------------
                                                     General Partner


                                            /s/ John H. Martinson
                                            ----------------------------
                                            John H. Martinson


                                            /s/ Richard J. Defieux
                                            ----------------------------
                                            Richard J. Defieux


                                            /s/ Gustav H. Koven, III
                                            ----------------------------
                                            Gustav H. Koven, III


                                            /s/ Thomas A. Smith
                                            ----------------------------
                                            Thomas A. Smith